As filed with the Securities and Exchange Commission on September 1, 2015
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HUNTINGTON BANCSHARES INCORPORATED
(Exact name of Registrant as specified in its charter)

Maryland	31-0724920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Huntington Center
41 South High Street
Columbus, Ohio 43287
(Address of Registrant's principal executive offices)

Huntington Bancshares Incorporated 2015 Long-Term Incentive Plan
(Full title of the Plan)

Richard A. Cheap, Esq.
General Counsel and Secretary
Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287
614/480-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Correspondence to:
Mary Beth M. Clary, Esq.
Erin F. Siegfried, Esq.
Porter, Wright, Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value.	30,000,000	$10.86	$325,800,000	$37,858

(1)
30,000,000 shares of Common Stock, $0.01 par value, have been reserved for issuance under the Huntington Bancshares Incorporated 2015 Long-Term Incentive Plan (the “Plan”). This Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock, $0.01 par value, as may be issuable pursuant to future stock dividends, stock splits or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based upon the average of the high and low sales prices of our Common Stock as reported on the Nasdaq Global Select Market as of August 31, 2015.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information concerning the Plan specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.
The following documents previously filed by us with the SEC are incorporated by reference:

1	Annual Report on Form 10‑K for the fiscal year ended December 31, 2014;

2	Quarterly Reports on Form 10‑Q for the quarters ended March 31, 2015 and June 30, 2015;

3	Current Reports on Form 8‑K, dated February 24, 2015; March 11, 2015 and April 27, 2015; and

4
The description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on April 28, 1967, including any subsequently filed amendments and reports updating such description.

We also incorporate by reference any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by the prospectus or otherwise terminate the offering. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

 Not applicable.

Item 5.	Interests of Named Experts and Counsel.

 Not applicable.

Item 6.	Indemnification of Directors and Officers

Our charter and bylaws provide that we shall indemnify our officers and directors to the full extent of the general laws of the State of Maryland now or hereafter in force, including the advance of expenses to our officers and directors. Our obligation to advance expenses incurred by our officers and directors as a result of any threatened, pending or completed action, suit or proceeding, whether it be civil, criminal, administrative or investigative is subject to the procedures provided by Section 2-418 and other sections of the Maryland General Corporation Law. Our charter and bylaws also provide that we may indemnify our officers who are not directors to such further extent as shall be authorized by the board of directors, provided that such additional indemnification is consistent with the law.

Section 2-418 of the Maryland General Corporation Law provides, generally, that a corporation may indemnify any director or officer made a party to any proceeding by reason of his or her service in that capacity against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is proved that the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and that such act or omission was committed in bad faith or was the result of active and deliberate dishonesty; or the director or officer actually received an improper personal benefit in money, property, or services; or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director or officer may not be indemnified for any judgments, penalties, fines, settlements or expenses arising out of any proceeding brought by or in the right of the corporation, in which such director or officer shall have been adjudged liable to the corporation or any judgments, penalties, fines, settlements or expenses arising out of any proceeding charging improper receipt of a personal benefit by such director or officer.

The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director or officer did not meet the standard of conduct required for such director or officer to be indemnified. However, the termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or the entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet standard of conduct required for such director or officer to be indemnified. Indemnification of a director or officer is not permitted unless authorized for a specific proceeding. Such authorization shall only be given following a determination (1) by a majority of a quorum of directors not at the time parties to the proceeding (or a majority of a committee of two or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors; or (3) by the stockholders, that indemnification is permissible because the director or officer met the standard of conduct required for such director or officer to be indemnified.

Section 2-418 provides that, unless otherwise limited by charter, a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made party by reason of his service as a director or officer shall be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding. Additionally, the statute provides that a court of appropriate jurisdiction, upon application of a director or officer and such notice as the court shall require, may order indemnification in the following circumstances: (1) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding he is made a party by reason of his service as a director or officer, the court shall order indemnification, in which case the director or officer shall be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, shall be limited to expenses.

The reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director or officer to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.

The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which a director or officer may be entitled both as to action in his official capacity and as to action in another capacity while holding such office.

Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee, or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any of those capacities or arising out of such person’s position, regardless of whether or not the corporation would have the power to indemnify against liability under Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, so long as the form of such protection is not inconsistent with Section 2-418. Additionally, a subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

The foregoing is only a general summary of certain aspects of Maryland law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the persons for whose benefit indemnification shall or may be made.

Subject to certain exceptions, our directors and officers and our affiliates are insured (subject to certain maximum amounts and deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers or while acting in their capacities as fiduciaries in the administration of certain of our employee benefit programs. We are insured, subject to certain retentions and exceptions, to the extent we shall have indemnified our directors and officers for such loss.

Item 7.	Exemption from Registration Claimed.

 Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4(a)
Huntington Bancshares Incorporated 2015 Long-Term Incentive Plan, previously filed as Appendix A to Huntington’s Proxy Statement dated March 9, 2015 for its 2015 Annual Meeting of Shareholders, and incorporated herein by reference.

4(b)
Articles V, VIII and X of Articles of Restatement of Charter, as amended and supplemented - previously filed as Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993, and Exhibit 3(i)(c) to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, and incorporated herein by reference. Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.

5*	Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.

23(a)*	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 filed herewith).

23(b)*	Consent of Deloitte & Touche LLP.

24*	Power of Attorney.

*	Filed herewith.

Item 9.	Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to Registrant’s indemnification provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, Huntington Bancshares Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on September 1, 2015.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Richard A. Cheap
Richard A. Cheap, Secretary and General Counsel
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Stephen D. Steinour	Chairman, Chief Executive Officer, President, and Director (Principal Executive Officer)	September 1, 2015
Stephen D. Steinour

* Howell D. McCullough III	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 1, 2015
Howell D. McCullough III

* David S. Anderson	Executive Vice President and Controller (Principal Accounting Officer)	September 1, 2015
David S. Anderson

* Ann B. Crane	Director	September 1, 2015
Ann B. Crane

* Steven G. Elliott	Director	September 1, 2015
Steven G. Elliott

* Michael J. Endres	Director	September 1, 2015
Michael J. Endres

* John B. Gerlach, Jr.	Director	September 1, 2015
John B. Gerlach, Jr.

* Peter J. Kight	Director	September 1, 2015
Peter J. Kight

* Jonathan A. Levy	Director	September 1, 2015
Jonathan A. Levy

* Eddie R. Munson	Director	September 1, 2015
Eddie R. Munson

* Richard W. Neu	Director	September 1, 2015
Richard W. Neu

* David L. Porteous	Director	September 1, 2015
David L. Porteous

* Kathleen H. Ransier	Director	September 1, 2015
Kathleen H. Ransier

*By:	/s/ Richard A. Cheap
Richard A. Cheap, attorney-in-fact
for each of the persons indicated